Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 28, 2023 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (OTCQX: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.17 per share to shareholders of record October 10, 2023, payable October 31, 2023. This represents the 136th quarterly cash dividend paid to shareholders.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are pleased to declare for the 136th time a quarterly cash dividend to our shareholders."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered financial institution with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, James Island, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the OTCQX® Best Market under the symbol "BKSC".

CONTACT: For additional information, contact: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500